EXHIBIT 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE (“Agreement”)

I, Stephen M. Abelman, CRIIMI MAE Inc., a Maryland corporation (“CRIIMI MAE”), and each of its subsidiaries and affiliates, including without limitation CRIIMI MAE Management, Inc. (“CM Management”), a Maryland corporation, and CRIIMI MAE Services Limited Partnership, a Maryland limited partnership (“CMSLP”, and with CRIIMI MAE and CM Management, the “Company”), agree to resolve all issues between us as follows:

Section 1 — Recitals

I acknowledge and agree that my employment with the Company and all positions and offices therewith will terminate effective September 9, 2005 (the “Termination Date”).

Section 2 — Payments and Benefits

In General: In consideration for my promises herein, and provided that I do not revoke this Agreement in accordance with Section 6(b), the Company will provide the following payments and benefits to me:

(a)           Salary Continuation: The Company shall continue to pay me in accordance with its regular payroll practices my current base salary through and including the Termination Date, less withholding for federal, state and local income and employment taxes and any other deductions the Company is required by law to make from wage payments to employees.

(b)           Benefits Continuation: I shall continue to be eligible to participate in the Company’s regular employee benefit plans and programs through and including the Termination Date and shall be eligible to elect COBRA health care continuation coverage under the Company’s group medical plan, in each case subject to the terms and conditions of such plan or program as in effect from time to time. If I timely elect COBRA health care continuation coverage, the Company agrees to pay my portion of the cost of such coverage through and including June 30, 2006.

(c)           Separation Bonus: On the later of the Termination Date or the Effective Date (as defined in Section 6(b)), the Company shall pay me a separation bonus of $500,000.00, less withholding for federal, state and local income and employment taxes and any other deductions the Company is required by law to make from wage payments to employees.

(d)           Vacation Pay: On the later of the Termination Date or the Effective Date, the Company shall pay me in accordance with its regular payroll practices any accrued but unpaid vacation pay, less withholding for federal, state and local income and employment taxes and any other deductions the Company is required by law to make from wage payments to employees.

(e)           Retirement Plans: I will retain my vested benefits in the Company’s qualified retirement plan and all rights associated with such plan, subject to the terms and conditions of such plan and applicable law.

(f)            Consulting Agreement: The Company will enter into a Consulting Agreement with me in the form annexed as Exhibit A (the “Consulting Agreement”).

(g)           Change in Control Agreement: The Company acknowledges and agrees that my separation from the Company is a termination without Cause as that term is defined in the Change in Control Agreement between me and the Company dated as of February 1, 2005 (the “Change in Control Agreement”).  The parties acknowledge and agree that it is the intent of this paragraph that in the event of a

Change in Control of the Company (as that term is defined in the Change in Control Agreement and as it may be modified hereunder), I will receive the payment provided for under paragraph 2(a) of the Change in Control Agreement, provided that I have complied with my obligations under the Change in Control Agreement, including without limitation paragraph 3 of the Change in Control Agreement.  If the Change in Control agreement currently in effect for other CRIIMI MAE employees is modified by the Board of Directors in any respect (other than an increase in the amount payable) that makes it more favorable to those employees, or any of them, then my Change in Control Agreement will automatically be amended to include the same provision or one as nearly identical as possible, provided, however, that in no event shall the amount payable to me under my Change in Control Agreement be changed by any such modification.

(h)           Restricted Stock: The Company agrees that all restricted shares of stock of CRIIMI MAE previously granted to me by the Company shall become vested and nonforfeitable upon the later of the Termination Date or the Effective Date.

(i)            Attorney’s Fees: The Company agrees to pay my reasonable attorney’s fees incurred in connection herewith.

Section 3 — Complete Release

(a)           In General: In consideration for the promises made herein by the Company, I irrevocably and unconditionally release to the greatest extent permitted by law all the Claims described in 3(b) that I may now have against the Released Parties listed in Section 3(c).  However, I am not releasing: (1) my rights to receive the payments and benefits under this Agreement and to enforce the other terms of this Agreement, any surviving terms in my employment agreement of October 29, 2003, the Change in Control Agreement or the Consulting Agreement; (2) any rights or claims that arise after I sign this Agreement under the Age Discrimination in Employment Act or other laws; (3) my right, if any, to government-provided unemployment benefits; and (4) my rights under the Company’s qualified retirement plan, subject to the terms and conditions of such plan.

(b)           Claims Released: Except as otherwise set forth in this Agreement, I am releasing all known and unknown claims, promises, causes of action, or similar rights of any type (“Claims”) that I may have, in any and all capacities, with respect to any Released Parties listed in Section 3(c). These include, but are not limited to, Claims that in any way relate to: (1) my employment with the Company, or the termination of that employment, such as Claims for compensation, deferred compensation, bonuses, commissions, lost wages, or unused accrued vacation or sick pay; (2) the design or administration of any employee benefit program; (3) any rights I may have to severance or similar benefits or to post-employment health or group insurance benefits; (4) any Claims related to the performance, management, or operation of the Company; or (5) any Claims to attorney’s fees; and I promise never to file or initiate, nor to encourage, assist or cooperate (except as required by law) with others to file, initiate, or prosecute any such Claims. I understand that the Claims I am releasing might arise under many different laws, including, but not limited to, anti-discrimination statutes (such as the Age Discrimination in Employment Act, the Civil Rights Act of 1964, the Civil Rights Act of 1866, the Equal Pay Act, the Americans With Disabilities Act and other federal, state, or local laws prohibiting employment discrimination), federal employment statutes (such as the WARN Act, the Fair Labor Standards Act of 1938, and other federal laws relating to employment, such as veterans reemployment rights laws). I also release any Claims that I have or ever had from the beginning of time to the Effective Date of this Agreement arising from other federal, state or local laws restricting an employer’s right to terminate employees, or otherwise regulating employment, any federal, state or local law enforcing express or implied employment contracts or requiring an employer to deal with employees fairly or in good faith, and any other federal, state, or local laws providing recourse for alleged wrongful discharge, physical or personal injury, emotional distress, fraud, breach of contract or fiduciary duty, negligent misrepresentations, defamation, and similar or related claims, including without limitation the Sarbanes Oxley Act, and any other federal, state or local statute, regulation or rule regarding whistle-blower claims. The law referred to in this subsection include statutes, regulations, other administrative guidance, and common law doctrines.

(c)           Released Parties: The Released Parties are CRIIMI MAE, CM Management, CMSLP and all related entities, subsidiaries, affiliates, branches, partnerships, or joint ventures, and, with respect to each of them, their predecessors, and successors; and, with respect to each such entity, all of its past and present employees, officers, partners, directors, members, representatives, assigns, attorneys, agents, insurers, employee benefit programs (and the trustees, administrators, fiduciaries, and insurers of such programs), and any affiliates of the foregoing, and any other persons acting by, through, under or in concert with any of the persons or entities listed in this subsection.

(d)           Release by the Company: In consideration for the complete release of claims by me described above, the Company, on its own behalf and on behalf of its attorneys or representatives, successors and assigns, hereby waives and releases all claims against me that it ever had, now has, or hereafter can, shall or may have, from the beginning of time to the date of this Agreement, including but not limited to all claims relating to, arising out of, by reason of, or with respect to my employment with the Company and the termination of that employment. This release and waiver is intended to include all possible legal theories, including, but not limited to: any tort; the violation of any express or implied contract; and any claim arising under the statutory and common laws or rules of the United States or any State or political subdivision thereof.  The Company further agrees that it will not encourage others to file or initiate claims against me.

Section 4 — Promises

(a)           Diligent Performance: I shall diligently, faithfully and in a timely manner fulfill the duties and responsibilities of my employment with the Company from the date hereof through and including the Termination Date, including without limitation performing all of the duties and responsibilities of my office as Executive Vice President of Asset Management.

(b)           Pursuit of Released Claims: I have not filed or caused to be filed any lawsuit, complaint, or charge with respect to any Claim I am releasing in this Agreement. I promise never to file or prosecute a lawsuit, and agree not to seek personal recovery in any forum, based on the claims released by this Agreement.

(c)           Company Property: By the Termination Date, I shall have returned to the Company all files, memoranda, documents, records, diaries, copies of the foregoing, computers and computer-related equipment and materials, telephones, pagers, credit cards, keys, and any other property of the Company or its affiliates in my possession, and I shall not have taken or destroyed any Company property, including financial data, records or Confidential Information, as defined in this Agreement.  However, I shall be entitled to retain any materials needed to fulfill my obligations under the Consulting Agreement, as well as my personal copies of my own personnel, employment and payment records and documents relating to Company benefits in which I participate, provided that by the Termination Date, I have provided the Company with, or shown the Company complete copies of, all such documents I propose to retain and the Company has agreed to such retention for the term of the Consulting Agreement as to the property designated for use in fulfilling my obligations under the Consulting Agreement.  I am entitled to keep all other documents indefinitely.  Upon termination of the Consulting Agreement, I will return all materials retained for the performance of Consulting Agreement duties in accordance with paragraphs 5 and 7 of the Consulting Agreement.

(d)           Taxes: I understand that I am responsible for the payment of certain income taxes and the employee’s share of certain employment taxes on payments I receive because I signed this Agreement, even though the Company will withhold appropriate amounts from such payments and timely deposit such withheld amounts with the appropriate tax authorities.

(e)           Ownership of Claims: I have not assigned or transferred any Claim I am releasing, nor have I purported to do so. The Company likewise has not assigned or transferred any Claim it is releasing.

(f)            Non-admission of Liability: I agree not to assert that this Agreement is an admission of guilt or wrongdoing by the Released Parties. The Company agrees that it will not assert that the termination of my employment or the signing of this Agreement is an admission of guilt or wrongdoing or is any reflection on my performance or character.

(g)           No Disparagement or Harm: The parties mutually agree that they will not directly or indirectly, make, publish, write, or otherwise disseminate any critical or derogatory remarks, comments or statements that intentionally disparage each other or any of the Released Parties, including but not limited to the Company’s or my business, policies, practices, decisions, and the Company’s officers, directors, shareholders, members and affiliates. This Agreement does not prohibit me or the Company from giving any statement or testimony as required by applicable law.

(h)           Non-solicitation; Non-disruption: During the period beginning on the date hereof and ending 18 months after the Termination Date (the “Restricted Period”), I will not at any time, without the prior written consent of the Company, directly or indirectly, whether for my own account or as a shareholder, partner, member, joint venturer, employee, officer, director or agent of, or consultant to, any person or entity, (i) knowingly solicit or recruit any person or entity that is an employee, officer, or director of the Company or any of its affiliates at any time during the Restricted Period (a “Company Service Provider”), or (ii) encourage or advise any Company Service Provider to terminate his or her service relationship with the Company or any of its affiliates, or (iii) knowingly interfere with or disrupt any contractual relationship between any Company Service Provider, customer, lender or investor and the Company or any of its affiliates.  The Company agrees that during the Restricted Period it will not interfere with any business ventures that I may establish, or of which I may be the principal owner or proprietor, in any manner described in this paragraph.

(i)            Assistance with Defense of Claims: I agree to provide reasonable assistance to the Company in connection with any pending claim against the Company or claims or disputes that relate to the period of my employment with the Company, including offering testimony on behalf of the Company if I am requested to do so upon reasonable notice, meeting with its attorneys or other representatives or otherwise cooperate in the investigation, defense or prosecution of such matters.  In addition, the Company will pay any travel, lodging, food or similar out-of-pocket expenses I reasonably and necessarily incur in rendering the requested assistance.  During the Term of the Consulting Agreement as that term is defined therein, time expended in fulfilling this obligation (other than time directly related to my appearance as a fact witness) will be deemed “services” within the meaning of ¶2 of the Consulting Agreement; thereafter, any further assistance except for fact witness testimony shall be compensated at the rate of $375 per hour.  If the Company and I agree that I require independent counsel in order to fulfill this obligation, the Company will provide that counsel for me at its expense.

(j)            Confidential Information: I shall use my best efforts and the utmost diligence to guard and protect all the Company Confidential Information. I shall not use for my own benefit or in competition with the Company, or disclose or otherwise make available, either directly or indirectly, to any third party, including but not limited to any competitor or potential competitor of the Company, any Confidential Information unless authorized to do so by the Company in writing. I shall leave with the Company, and retain no copies thereof, any and all records and papers and all materials of whatever nature which contain or otherwise disclose Confidential Information.  For the purpose of this Agreement, the term “Confidential Information” shall have the same meaning as in paragraph 3 of the Change in Control Agreement and shall be construed for purposes of this Agreement as including any such information relating to the Company.

(k)           Reasonableness of Restrictive Promises: The Company and I each acknowledge and agree that the restrictions contained in the preceding Sections 4(g)-(j) are reasonable and justified in light of the nature of the Company’s business and customers, as well as my own, and further in light of the Confidential Information to which I have had exposure and access during the course of my employment by the Company.

(1)           Severability of Requirements: I acknowledge further that the provisions pertaining to the scope of the restrictions contained in Sections 4(g)-(j) are severable by their terms. If any provision of those restrictions or of this Agreement is found to be invalid or void under applicable law, rule or regulation, the remaining provisions of this Agreement shall not be affected and shall continue in full force and effect. By executing this Agreement, I agree that in the event a court of competent jurisdiction determines that any provision of this Agreement is unreasonable or unenforceable, such court shall have the right and is authorized by me to modify such provision so as to render that provision reasonable and enforceable.

(m)          Injunctive Relief: The Company and I each acknowledge that any breach of Sections 4(g)-(j) of this Agreement shall result in irreparable harm to the Company or to me, respectively, that no remedy at law will be adequate for such breach and that the Company or I, as appropriate, shall be entitled to temporary, preliminary and permanent injunctive relief and specific enforcement, in addition to all other remedies at law or in equity, in the event a material breach of this Agreement is proven.

Section 5 — Consequences of Violating Promises

(a)           General Consequences: If any representation either the Company or I made in this Agreement was false when made, or if either is found to have breached any of the material provisions of this Agreement, the party who made the false representation or who committed the breach shall pay the other’s reasonable attorneys’ fees, expenses and costs and any damages the other may incur on account of the false representation or breach.

(b)           Essential Terms: I acknowledge and agree that this Agreement, the release of Claims and the covenants set forth in Sections 4(a), 4(b) and 4(f)-(j) are essential and material terms to this Agreement and that without this Agreement and covenants, no agreement would have been reached by the parties and no benefits under this Agreement would have been paid. The Company acknowledges that the payments and benefits set forth in Section 2 and the promises contained in Sections 4(f), 4(g) and 4(h) are essential and material terms to this Agreement and that without these provisions no agreement would have been reached by the parties.

Section 6 — Consideration of Release

(a)           Opportunity for Review: I acknowledge that I have a period of at least 21 days in which to consider this Agreement, although I may execute this Agreement at any time during such 21-day period. I waive any right I might have to additional time beyond this consideration period within which to consider this Agreement. I further acknowledge that: (1) I took advantage of this period to consider this Agreement before signing it; (2) I carefully read this Agreement; (3) I fully understand it; and (4) I am entering into it voluntarily. I further acknowledge that the Company strongly encouraged me, and again advises me, to discuss this Agreement with an attorney before signing it and that I did so to the extent I deemed appropriate.

(b)           Right of Revocation: I have been advised that I may revoke this Agreement within seven days of signing it. Revocation can be made by delivering a written notice of revocation to the General Counsel of the Company. For such revocation to be effective, written notice must be received by the General Counsel of the Company no later than 5:00 p.m. (EDT) on the seventh day after the date I sign this Agreement. If I revoke this Agreement, it shall not be effective or enforceable and I will not receive the payments and benefits described in Section 2 of this Agreement, nor will the Consulting Agreement be effective. This Agreement shall not become effective or enforceable until the Revocation Period has expired (“Effective Date”).

Section 7 — Miscellaneous

(a)           Entire Agreement: This is the entire agreement between me and the Company regarding the subject matter hereof. This Agreement may not be modified or cancelled in any manner except by a writing signed by both me and an authorized Company official. I acknowledge that the Company has made no representations or promises to me (such as that my former position will remain vacant), other than those in this Agreement. If any provision in this Agreement is found to be unenforceable, all other provisions will remain fully enforceable.

(b)           Successors: This Agreement inures to the benefit of and binds my heirs, administrators, representatives, executors, successors, and assigns, and will inure to the benefit of all Released Parties and their respective heirs, administrators, representatives, executors, successors, and assigns. This Agreement also binds the Company and its related entities, subsidiaries, affiliates and successors and will inure to the benefit of my heirs, administrators, representatives, executors, successors, and assigns.

(c)           Interpretation: This Agreement shall be construed as a whole according to its fair meaning. It shall not be construed strictly for or against me or any Released Party. Unless the context indicates otherwise, the term “or” shall be deemed to include the term “and” and the singular or plural number shall be deemed to include the other. Captions are intended solely for convenience of reference and shall not be used in the interpretation of this Agreement. This Agreement shall be governed by the statutes and common law of the State of Maryland, excluding its choice of laws statutes or common law.

(d)           Agreements Superseded: This Agreement supersedes any employment, severance, retention or other agreement(s) I may have had during my employment with the Company, except that (i) any agreement regarding confidentiality or non-disclosure shall be deemed to survive the conclusion of the employment and is hereby acknowledged, restated and incorporated herein; (ii) the indemnification and insurance coverage provisions contained in ¶11 of my October 29, 2003 employment agreement shall survive with respect to any claims made against me arising from my employment with the Company; and (iii) the Change in Control Agreement survives, except to the extent specifically modified herein.

(e)           Any action brought with respect to this Agreement shall be brought only in a court of competent jurisdiction in the State of Maryland.

(f)            The Company represents that the person signing this Agreement on its behalf is legally authorized to do so.

(g)           This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

TAKE THIS AGREEMENT HOME, READ IT, AND CAREFULLY CONSIDER ALL OF ITS PROVISIONS BEFORE SIGNING IT: IT INCLUDES A RELEASE OF KNOWN AND UNKNOWN CLAIMS. IF YOU WISH, YOU SHOULD TAKE ADVANTAGE OF THE FULL CONSIDERATION PERIOD AFFORDED BY SECTION 6 AND YOU SHOULD CONSULT YOUR ATTORNEY.

Executed at Rockville, Maryland this 2nd day of September, 2005.

/s/ Stephen M. Abelman
Stephen M. Abelman

Executed at New York, New York, this 2nd day of September, 2005.

CRIIMI MAE Inc.

BY:	/s/ Mark R. Jarrell
Name:	Mark R. Jarrell
President and Chief Operating Officer